PRESS RELEASE

JUNIATA VALLEY FINANCIAL CORP. ANNOUNCES 4TH QUARTER 2005 RESULTS AND DIVIDEND
DECLARATION

Mifflintown, PA –January 19, 2006— Francis J. Evanitsky, President and Chief Executive Officer of Juniata Valley Financial Corp. recently announced operating results for the year 2005, which include a 3.5% increase in total assets, supported by a $10.8 million increase in deposits when compared to year-end 2004. Loans outstanding at year-end 2005 were $295.3 million, $18.5 million, or 6.7% higher than one year ago.

The Company delivered a solid performance in 2005, resulting in earnings per share of $1.00 and a return on average assets of 1.12%. For the quarter ending December 31, 2005, earnings were $1.169 million, exceeding the earnings of the previous quarter ending September 30, 2005 by $78,000, or 7.1%. Fully diluted earnings per share for the fourth quarter 2005 increased by 13% to $0.26 from $0.23 in the third quarter of 2005.For the full year 2005, net income was $4,566,000, compared to $5,829,000 in 2004, a 21.7% decrease. Net interest margin compression and reduced gains from the sale of securities accounted for approximately half of the year’s $1.263 million decrease in net income.

Additionally, during 2005, Juniata Valley Financial Corp. incurred significant costs in order to comply fully with the requirements of Section 404 of the Sarbanes-Oxley Act. These costs included audit, legal and consulting fees in excess of $440,000 and a charge to earnings of $284,000 for severance of an executive officer.

“With these issues behind us, we are focused on our strategic plan for the future,” Mr. Evanitsky stated. During 2005, several events occurred which enhance shareholder value, including the successful launching of a new free checking product, the appointment of a new Transfer Agent, the updating of our Dividend Reinvestment Plan, the distribution of a 2 for 1 stock split and payment of a special dividend in addition to two regular semi-annual dividends.

Mr. Evanitsky also announced that on January 17, 2006, Juniata Valley’s Board of Directors declared a cash dividend of $.16 per share for the quarter, payable on March 1, 2006 to shareholders of record February 15, 2006, representing a return to the shareholders for the first quarter of 2006. This is the first time that the Board of Directors has declared a quarterly dividend. Previously, regular dividends were paid semi-annually. The Board intends to consider quarterly dividends in the future, in order to accelerate shareholders return.

The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp. is a $410 million bank headquartered in Mifflintown, Pennsylvania, with eleven community offices located in Juniata, Mifflin, Perry and Huntingdon counties. More information regarding The Juniata Valley Bank can be found online at www.JVBonline.com.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.